EXHIBIT 99.1

CENTURY NEXT FINANCIAL CORPORATION REPORTS RESULTS OF
OPERATIONS FOR THE YEAR AND QUARTER ENDED DECEMBER 31, 2010

Ruston, Louisiana – February 16, 2011 – Century Next Financial Corporation (the “Company”) (OTCBB: CTUY), the holding company of Bank of Ruston, reported net income for the year ended December 31, 2010, of $656,000, or basic and diluted earnings per share of $0.66, an increase of $192,000, as compared to net income of $464,000 reported for the year ended December 31, 2009.  Net income for the three months ended December 31, 2010 amounted to $188,000, an increase of $135,000 from $53,000 in net income reported for the three months ended December 31, 2009.

The Company was organized by Bank of Ruston in June 2010 to facilitate Bank of Ruston’s conversion from mutual to stock form of organization, which was completed on September 30, 2010.  Financial statements prior to the conversion are the financial statements of Bank of Ruston.  In connection with the conversion, the Company sold 1,058,000 shares of common stock at $10.00 per share and received proceeds of $9.8 million, net of offering expenses.

The increase in net income for the year ended December 31, 2010 resulted primarily from a $501,000, or 16.1%, increase in net interest income and a $127,000, or 16.4%, increase in non-interest income, partially offset by an increase of $256,000, or 8.0%, in non-interest expense, a $27,000, or 168.8%, increase in the provision for loan losses, and a $153,000, or 84.1%, increase in the provision for income taxes.  The increase in net interest income was due to an increase of $209,000, or 4.7%, in total interest income as a result of an increase in volume of interest earning assets and a decrease of $292,000, or 22.5%, in interest expense on borrowings and deposits due to an overall decline in the average cost of funds.  The increase in non-interest income was primarily due to a $153,000 increase in loan fees and gains on loans held for sale and a $53,000 gain on sale of fixed assets as a result of the sale of excess land at the site of our branch office which opened in February, 2009.  The gains in non-interest income were partially offset by a $91,000 decrease in realized income on life insurance which was realized in the year ended December 31, 2009, compared to none in 2010.  The increase in non-interest expense was primarily due to an increase in compensation and benefits expense of $155,000, or 8.0%, as well as increases of $20,000 in occupancy expenses, $30,000 in service bureau expense, $20,000 in advertising expense, and $26,000 in legal and other professional expense.   A $43,000 charge to the provision for loan losses during the year ended December 31, 2010 reflects the increase in loan loss allowances deemed necessary by management for risks associated with the increasing volume of non-residential and commercial loans.

The change in net income for the three months ended December 31, 2010, compared to the same period in 2009, was primarily due to an increase of $120,000, or 14.4%, in net interest income, and an increase of $137,000, or 103.8%, in non-interest income. This was partially offset by an increase of $23,000, or 2.6%, in non-interest expense, an increase of $13,000, or 650.0%, in the provision for loan losses, and an increase in the provision for income taxes of $86,000.  The increase in net interest income was due to an increase in the volume of interest earning assets in conjunction with a decline in the average cost of funds acquired by new deposits and proceeds from the sale of common stock.  The increase in non-interest income was largely due to an increase in loan fees and gains on loans held for sale.  The increase in non-interest expense was primarily due to increases in salaries and benefits expense, as well as increases in legal and accounting expense.

At December 31, 2010, the Company reported total assets of $98.1 million, an increase of $12.2 million, or 14.3%, compared to total assets of $85.9 million at December 31, 2009.  The increase in assets was comprised primarily of an increase in loans of $4.6 million, or 6.9%, to $71.6 million at December 31, 2010, compared to $67.0 million at December 31, 2009, primarily reflecting an increase in commercial, real estate, and consumer lending during fiscal 2010, and increases in cash and cash equivalents of $2.9 million, or 62.2%, and investment securities of $4.3 million, or 57.1%.  Deposits increased $2.0 million, or 2.6%, to $77.9 million at December 31, 2010, compared to $75.9 million at December 31, 2009.  Advances from the Federal Home Loan Bank of Dallas amounted to $415,000 at December 31, 2010, compared to none at December 31, 2009. At December 30, 2010, the Company had $423,000 of non-performing assets, or 0.4%, of total assets at such date.

Shareholders' equity increased $9.8 million, or 116.0%, to $18.3 million at December 31, 2010, from $8.5 million at December 31, 2009, primarily due to the $9.8 million in net proceeds raised in the Company’s stock offering completed on September 30, 2010, offset partially by the purchase of Employee Stock Ownership Plan shares for $667,000.  Also contributing to the increase in shareholders’ equity from December 31, 2009, were an increase in the Company’s accumulated other comprehensive income of $3,000 and net income of $656,000 for the year ended December 31, 2010.

Century Next Financial Corporation is the holding company for Bank of Ruston which conducts business from its main office and full-service branch office, Ruston, Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

Century Next Financial Corporation Condensed Consolidated Statements Of Financial Condition
(In thousands)
	December 31,
ASSETS	2010	2009
	(Unaudited)
Cash and cash equivalents	$7,581	$4,674
Investment securities	11,843	7,538
Loans receivable, net	71,612	66,998
Other assets	7,079	6,665

Total assets	$98,115	$85,875

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$77,895	$75,943
Securities sold under repurchase agreements	588	907
Other liabilities	1,324	549

Total liabilities	79,807	77,399

Shareholders’ equity	18,308	8,476
Total liabilities and shareholders’ equity	$98,115	$85,875

Century Next Financial Corporation
Condensed Consolidated Statements Of Operations
(In thousands, except per share data)

	Three months ended December 31,			Year ended December 31,
	2010	2009		2010	2009
	(Unaudited)			(Unaudited)
Total interest income	$1,176		$1,134	$4,615		$4,406
Total interest expense	223		301	1,006		1,298
Net interest income	953		833	3,609		3,108
Provision for loan losses	15		2	43		16
Net interest income after provision for loan losses	938		831	3,566		3,092
Non-interest income	269		132	900		773
Non-interest expense	917		894	3,475		3,219
Income before income taxes	290		69	991		646
Income taxes	102		16	335		182

NET INCOME	$188		$53	$656		$464

EARNINGS PER SHARE
Basic	$0.19	$	N/A	$0.66	$	N/A
Diluted	$0.19	$	N/A	$0.66	$	N/A

CONTACT:
Benjamin L. Denny, President and Chief Executive Officer
(318) 255-3733